Exhibit 107
CALCULATION OF FILING FEE TABLE(1)
Form S-3
(Form Type)

Concentrix Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	6.500% Senior Notes due 2029	457(r)	$600,000,000	99.966%	$599,796,000	$0.00013810	$82,831.83
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$599,796,000		$82,831.83
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$82,831.83

(1)
This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in Concentrix Corporation’s Registration Statement on Form S-3 (File No. 333-273277) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.